Exhibit 99.1

Santander Consumer Amends

Agreement with FCA US

Amendment Solidifies the Chrysler Capital Relationship and Positions SC to Build on Recent Success

DALLAS, TX – July 1, 2019 – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC” or “the Company”), which does business as Chrysler Capital, today announced it has reached an agreement with FCA US LLC (“FCA”) to amend the Master Private Label Financing Agreement (the “Chrysler Agreement”). Under the Chrysler Agreement, which is in year seven of a 10-year term, SC is FCA’s preferred provider for consumer loans, leases, and dealer loans.

“We are pleased to have reached a mutually beneficial agreement that strengthens our partnership with FCA going forward” said Scott Powell, Chief Executive Officer of SC. “This amendment establishes an operating framework for the remainder of our contract and positions us to grow together with FCA.”

As part of the amendment, SC will make a one-time payment of $60 million to FCA. The amendment also terminates the parties’ July 2018 tolling agreement, pursuant to which each party preserved its rights, claims and defenses as they existed on April 30, 2018 with respect to the Chrysler Agreement.

About Santander Consumer USA Holdings Inc.

Santander Consumer USA Holdings Inc. (NYSE: SC) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The Company, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $54 billion as of March 31, 2019, and is headquartered in Dallas. (www.santanderconsumerusa.com)

CONTACTS:

Investor Relations

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com

Media Relations

Laurie Kight

214.801.6455

Media@santanderconsumerusa.com

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